Exhibit 5.1

December 11, 2017

Zomedica Pharmaceuticals Corp.

3928 Varsity Drive

Ann Arbour, Michigan 48108

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-8

We have acted as Canadian legal counsel to Zomedica Pharmaceuticals Corp., a corporation formed under the laws of the Province of Alberta (the "Company"), in connection with the preparation and filing with the United States Securities and Exchange Commission (the "Commission") of the Company's Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration of the sale of an aggregate of up to 8,933,855 of the Company's common shares (the "Shares") that are issuable upon exercise of stock options ("Options") that have been granted in accordance with Company's Stock Option Plan (the "Option Plan").

In so acting we have examined originals or copies (certified or otherwise identified to our satisfaction) of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares that are issuable upon the exercise of the Options will, when issued in accordance with the terms of the Plan (including but not limited to delivery of the exercise price payable in connection with such exercise), be validly issued, fully paid and non-assessable.

We are solicitors qualified to practice law in the Province of Alberta and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Alberta and the laws of Canada applicable therein. The opinions herein are based on the laws of the Province of Alberta and the laws of Canada applicable therein in effect on the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein.

Subject to the qualifications set out above, the opinions set forth herein relate exclusively to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement under the heading "Legal Matters". In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours very truly,

/s/ TingleMerrett LLP